Exhibit 5.1
January 4, 2008
Parallel Petroleum Corporation
1004 N. Big Spring, Suite 400
Midland, Texas 79701
Ladies and Gentlemen:
     We have acted as special counsel to Parallel Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the public offering of up to $150,000,000 aggregate principal amount of the Company’s 10 1/4% senior notes due 2014 (the “New Notes”). The New Notes are to be issued under an indenture dated as of July 31, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 10 1/4% senior notes due 2014 (the “Old Notes,” and collectively with the New Notes, the “Notes”). The New Notes are being registered pursuant to a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     For the purpose of rendering the opinion set forth herein, we have been furnished with and have reviewed each of the following documents (collectively, the “Transaction Documents”):
a.	the Registration Statement and all exhibits thereto;

b.	the Indenture; and

c.	the form of the New Notes.
     In addition to the Transaction Documents, other documents we have reviewed in rendering this opinion, and upon which we have relied, include the following:
a.	the Company’s certificate of incorporation;

b.	the Company’s bylaws;

c.	the minutes and records of the corporate proceedings of the Company with respect to the issuance by the Company of the Notes; and

d.	such other documents and instruments as we have deemed necessary and advisable for the expression of the opinion contained herein (items (a) through (c) are herein referred to as the “Corporate Documents”).

Scope of Examination and General
Assumptions and Qualifications
     We have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company’s agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinion hereinafter expressed.
     In making such examinations, we have assumed, with your consent, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) the authenticity of the originals of the documents referred to in the immediately preceding clause (iii), (v) if applicable, the due execution of all documents (other than the Transaction Documents) submitted to us in unexecuted form; (vi) that the documents reviewed by us, in the form submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein, (vii) the proper attachment of all exhibits to all documents (other than the Transaction Documents), with all blanks properly completed, (viii) that each party to the Transaction Documents other than the Company have full corporate power, authority and legal right to enter into and perform all agreements to which it is a party and each document has been duly authorized, executed and delivered by such party, (ix) that the Transaction Documents constitute the valid, binding and enforceable agreement of all the parties thereto other than the Company, and (x) the correctness and accuracy of all the facts set forth in all certificates and reports identified in this opinion letter. As to questions of fact material to such opinion, we have, without independent third-party verification of their accuracy, relied to the extent we deemed reasonably appropriate upon the documents listed above, the statements and information set forth in such documents, the representations and warranties of the Company made in such documents and the additional matters recited or assumed herein, all of which we have assumed are and will remain true, complete and accurate in all material respects.
     Our opinion set forth below is limited solely to matters governed by the Federal law of the United States of America, the laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL” and, collectively, “Applicable Law”), and we express no opinion as to questions concerning the laws of any other jurisdiction. To the extent that our opinion relates to the laws of any state other than New York, or the DGCL, we are not opining on such laws and we are only expressing views based on our review of the Corporate Documents, and we have assumed, with your permission, that the laws of states other than New York affecting the enforceability of the New Notes are the same as the laws of the State of New York.
     We have assumed, with your consent and without investigation or independent verification, for the purpose of the opinion expressed herein that no mutual mistake,

misunderstanding or fraud exists with respect to any of the matters relevant to such opinion. We have also assumed, with your consent and without investigation or independent verification, that the Company and its agents have acted in good faith and that consummation of the transactions contemplated by the Transaction Documents have complied or will comply with any requirement of good faith, fair dealing and conscionability.
     In connection with the opinion expressed herein, the enforceability of the New Notes is (a) subject to the effects of: (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, rearrangement, liquidation, conservatorship, or similar laws of general application now or hereafter in effect relating to or affecting the rights of creditors generally; (ii) general equity principles; and (iii) statutory provisions of the federal Bankruptcy Code and the Uniform Fraudulent Transfer Act as adopted by the State of New York (and related court decisions) pertaining to the voidability of preferential or fraudulent transfers, conveyances, and obligations and (b) the application of a standard of “good faith” such as that imposed under New York law.
     The opinion expressed herein is also subject to the qualification that certain of the remedial, waiver, and other provisions of the Transaction Documents may not be enforceable; but such unenforceability will not, in our judgment, render the Transaction Documents invalid as a whole or substantially interfere with the realization of the principal legal benefits and/or security intended to be provided by the Transaction Documents, except to the extent of any procedural delay which may result therefrom.
     We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Transaction Documents; (ii) the enforceability of any provision in the Transaction Documents that purports to appoint an agent for service of process or establish or otherwise affect jurisdiction, venue, evidentiary standards, limitation periods, or procedural rights in any suit or other proceeding, or that purports to waive or otherwise restrict or deny access to claims, causes of action or remedies that may be asserted in any suit or other proceeding which cannot be waived under Applicable Law; or (iii) the enforceability of any provision in the Transaction Documents requiring written amendments or waivers of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not effectively be agreed upon by the parties or that the doctrine of promissory estoppel might not apply.
     Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed and authenticated (to the extent required) in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefore in accordance with the terms of the Exchange Offer, the New Notes will be valid and binding obligations of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ Haynes and Boone, LLP
Haynes and Boone, LLP